EXHIBIT 5.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form F 10 of our report dated December 11, 2006 (except for notes 6 and 16 which are as at March 28, 2007) relating to the consolidated financial statements which appears in the Annual Report of PhotoChannel Networks Inc. on Form 20-F for the fiscal year ended September 30, 2006.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Vancouver, Canada
August 14, 2007